Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Herley Industries, Inc. on Form S-8 [File numbers 333-145503, 333-121554, 333-71476, 333-95327, 333-46777 and 333-17369] of our report dated October 4 2010, with respect to our audit of the consolidated financial statements of General Microwave Israel and Subsidiaries as of August 1, 2010 and for the fifty-two (52) weeks ended August 1, 2010 appearing in this Annual Report on Form 10-K of Herley Industries, Inc. for the fifty-two (52) weeks ended August 1, 2010.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

October 14, 2010